Exhibit 12.1


                               TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)



                                                              Nine Months Ended
                              Year Ended December 31,            September 30,
                       -------------------------------------  -----------------
                       2000    1999   1998   1997   1996       2001    2000

Earnings

 Income (loss) before
 income taxes and
 extraordinary items.. $159.6  $98.4  $74.5  $31.0  $(42.2)   $19.9   $147.7

 Adjustments:

  Minority interest
   in losses of
   consolidated
   subsidiaries.......   --     --     --     --      --       --       --


  Undistributed
   (income) loss
   of less than
   50% owned
   investments........   --     --     --     --      --       --       --

  Distributions
   from less than
   50% owned
   investments........   --     --     --     --      --       --       --

  Fixed charges.......  106.2   88.4   52.4   49.0    72.2     72.7     83.3
                       ------ ------ ------ ------  ------   ------   ------

 Earnings.............  265.8  186.8  126.9   80.0    30.0     92.6    231.0
                       ------ ------ ------ ------  ------   ------   ------

Fixed charges,
 including preferred
 accretion
   Interest expense,
    including debt
    discount
    amortization......   99.8   82.8   47.2   39.4    45.2     66.1     77.7
 Accretion of
  redeemable
  convertible
  preferred stock.....   --     --     --      4.8    22.9     --       --
 Amortization/
  write-off of debt
  issuance costs......    3.5    2.6    2.1    2.6     2.6      2.7      2.7

 Portion of rental
  expense representative
  of interest factor
  (assumed to be 33%).    2.9    3.0    3.1    2.2     1.5      3.9      2.9
                       ------ ------ ------ ------  ------   ------   ------

Fixed charges.........  106.2   88.4   52.4   49.0    72.2     72.7     83.3
                       ------ ------ ------ ------  ------   ------   ------
Ratio of earnings
 to fixed charges.....    2.5x   2.1x   2.4x   1.6x     (1)     1.3x     2.8x
                       ====== ====== ====== ======  ======   ======   ======

Amount of earnings
 deficiency for
 coverage of fixed
 charges.............  $  --   $ --  $ --   $ --    $ 42.2   $ --     $ --
                       ====== ====== ====== ======  ======   ======   ======

(1)  Less than 1.0x.